Exhibit 99.5

January 17, 2007

Dear North Bay Bancorp Associate:

As you’ve now heard, Umpqua Holdings Corporation, parent company of Umpqua Bank and Strand, Atkinson, Williams & York, Inc., and North Bay Bancorp announced today the signing of an agreement in which North Bay Bancorp will merge with and into Umpqua Holdings Corporation. North Bay Bancorp’s principal operating subsidiary, The Vintage Bank and its Solano Bank division, will merge with Umpqua Bank. Although we still need to secure shareholder and regulatory approvals, I wanted to be among the first to welcome you to Umpqua Bank.

North Bay’s proven record of customer service and its commitment to community banking are two of the many reasons why we are pleased to be merging with North Bay. Your culture and commitment to community banking are an important addition to Umpqua and will enrich and add to our culture. While I know these kinds of announcements can sometimes be unsettling, I want to promise you that we will be making every effort to get you the answers to any questions you might have. In the meantime, it’s business as usual.

For those of you who may not know much about Umpqua, we are a bank focused on excellence at every level, from the look and feel of our stores to the depth and flexibility of our customer service.

At Umpqua, like you, we believe in providing exceptional service to our customers, our community and our associates. Everything we do is aimed at ensuring a positive experience. In addition to our commitment to promoting from within, Umpqua has designed many innovative programs that support our culture of quality service and provide strong career growth opportunities.

Our dedication to our customers and associates has been recognized both locally and nationally and has positioned Umpqua as a leader in the banking community. In December, we were recognized as the most admired financial services company in Oregon as voted by Oregon executives, and just this month Fortune Magazine ranked Umpqua 34 on their list of the “Top 100 Companies to Work For” in 2007. For eight years we have been listed in Oregon Business Magazine’s annual survey of “100 Best Companies to Work For in Oregon” and in 2004 we were voted number one. As you’ll see in the enclosed Newsweek and Fast Company articles, Umpqua’s commitment to innovative service can be felt in our stores and the communities they serve. But it is part of our identity to constantly pursue improvement for our company, our customers and our community. Together, we will take our vision of community banking to the next level.

This is just a brief overview of what we’ve done to create an amazing community bank and an incredible place to work. This merger will present a number of new growth opportunities within the Umpqua Bank community and we look forward to sharing much more with you.

I’m sure you will have many questions in the coming days and weeks and encourage you to contact our Cultural Enhancement department with any questions. Feel free to call our Employee Hotline at (800) 583-6457, or e-mail your confidential questions to hotline~umpquabank.com. You can also stay up-to-date by going to www.umpquabridge.com.

Sincerely,

Raymond P. Davis

President & Chief Executive Officer

Umpqua Holdings Corporation

The foregoing may be deemed to be offering or solicitation materials of Ump qua Holdings Corporation and North Bay Bancorp in connection with the proposed acquisition of North Bay with and into Ump qua. Shareholders are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which Umpqua will file with the SEC in connection with the proposed acquisition, because it will contain important information about Umpqua, North Bay, the acquisition and related matters. The directors and executive officers of Ump qua and North Bay may be deemed to be participants in the solicitation of proxies from their respective shareholders. Information regarding the participants and their security holdings can be found in each of Ump qua’s and North Bay’s most recent proxy statements filed with the SEC and the joint proxy statement/prospectus when it is filed with the SEC. All documents filed with the SEC are or will be available for free, both on the SEC web site (http://www.sec.gov) and from Ump qua by directing a request to Ump qua Holdings Corporation, Attention: Investor Relations, One SW Columbia Street, Suite 1200, Portland, OR 97258, and from North Bay by directing a request to North Bay Bancorp, Investor Relations, P.O. Box 2200, 1190 Airport Road, Napa, CA 94558.